                                                                      Exhibit 10

                              EMPLOYMENT AGREEMENT

         AGREEMENT made this 28th day of July, 1995 between Sudbury, Inc., a Delaware corporation with its principal office at 30100 Chagrin Blvd., Suite 203, Pepper Pike, Ohio 44124 (the "Company"), and Jacques R. Sardas, whose residential address is 1287 Country Club Road, Akron, Ohio 44313 ("Sardas").

                                    RECITALS
                                    --------

         The Company is a holding company with subsidiaries engaged in the manufacture and sale of a broad range of industrial products.

         The Company and Sardas are currently parties to an amended employment agreement made January 13, 1992, as amended as of April 16, 1992 (the "Current Employment Agreement").

         The Company and Sardas desire to enter into a new employment agreement to commence upon the expiration of the Current Employment Agreement.

         Now, therefore, the parties agree as follows:

         1.       Employment
                  ----------

         The Company agrees to employ Sardas, and Sardas agrees to be so employed, in the capacity of Chairman and Chief Executive Officer, with such duties and authority as are customary for such offices. The Company, by action of the Company's Board of Directors (the "Board"), may, at any time during the term of this Agreement, elect or designate a person other than Sardas as Chief Executive Officer, upon which election or designation, Sardas's employment pursuant hereto shall not include employment as Chief Executive Officer but shall include employment as Chairman. From and after the time that Sardas is no longer Chief Executive Officer of the Company, Sardas's duties and authority as

Chairman shall be in accordance with and subject to the direction and approval of the Board; provided, however, that Sardas' duties will not be inconsistent with duties customary for a Chairman.

         2.       Term
                  ----

         Subject to the provisions for termination as hereinafter provided and except as specifically provided to the contrary herein, the term of this Agreement shall begin on January 13, 1996 and shall continue for a term of two
(2) years from such date to and including January 12, 1998 unless terminated by the Company for "Cause" (as defined below), or by Sardas's death or "permanent disability" (as defined below); provided however, this Agreement shall be null and void and of no effect if the Current Employment Agreement is validly terminated prior to January 12, 1996. It is hereby acknowledged that the Current Employment Agreement will not have been validly terminated for purposes of this
Section 2 if terminated by the Company without Cause (as defined for purposes of this Section 2 in the Current Employment Agreement). However, it will have been validly terminated for purposes of this Section 2 if terminated by the Company for Cause (as defined therein for purposes of this Section 2), if terminated by Sardas or if terminated as a result of the death or permanent disability (as defined therein) of Sardas. Therefore, the parties acknowledge and agree that unless prior to the expiration of the Current Employment Agreement Sardas is terminated for Cause thereunder, dies, is permanently disabled or Sardas terminates this Agreement, the provisions of this Agreement will remain in full force and effect.

         3.       Time and Efforts
                  ----------------

         Sardas shall diligently and conscientiously devote his full business time and attention and best efforts in discharging his duties hereunder, as specified by the Board, which duties shall be consistent with his position as set forth in paragraph 1 above; provided, however, that from and after such time as Sardas is no longer Chief Executive Officer of the Company, Sardas shall be required to devote not more than fifty percent (50%) of his business time and attention and best efforts in discharging his duties hereunder. During the balance of such time, Sardas may engage in other business activities. It is understood that Sardas may serve as a director of one or more other business entities upon consent by the Board; provided, however, that such consent shall no longer be required hereunder from and after such time as Sardas is no longer Chief Executive Officer of the Company. Notwithstanding anything to the contrary contained herein, during the term of this Agreement, Sardas shall not be employed by, invest in or otherwise be affiliated with any entity which is in competition with the Company if such activity would constitute a violation of Sardas' fiduciary duty to the Company.

         4.       Compensation
                  ------------

                  (a) CASH COMPENSATION. For all services he may render to the Company, the Company shall pay to Sardas a base salary at a rate of $500,000 per year, subject to withholding tax, payable at the same times as payments to other salaried corporate employees. Upon the later of (i) the date the Board elects or designates someone other than Sardas as Chief Executive Officer (but Sardas shall remain as Chairman hereunder) and (ii) January 13, 1997, the base salary rate to be paid by the Company to Sardas for all services he may render to the Company shall change to $250,000 per year. Such salary may be increased from time to time at the discretion of the Board, in conjunction with salary adjustments of other in the Company's corporate management group.

                  (b) BONUSES. The Company shall pay to Sardas in a lump sum payment within ninety (90) calendar days following the end of each fiscal year of employment an annual target bonus of up to sixty percent (60%) of his aggregate paid base salary for each such previous fiscal year during the term of his employment. Each such payment shall be conditioned on Sardas being employed by the Company at the time of such fiscal year-end, provided that in the event that Sardas's employment by the Company is terminated by reason of his death or permanent disability or by the Company other than for Cause, such bonus payment shall be made to Sardas or his estate, as the case may be, on a pro rata basis, determined by reference to the number of days from the beginning of the then current fiscal year to the date of such termination as compared to the total number of days in such fiscal year. Achievement of the full amount of such bonus will depend on Sardas's performance with respect to corporate bonus plan as set by the Board after consultation with Sardas no later than August 31 of each fiscal year.

         5.       Benefits
                  --------

         Sardas shall be entitled to benefits and perquisites generally provided by the Company to its executive officers and such benefits and perquisites as are recommended by the Compensation Committee and approved by the Board.

         6.       Payment Upon Termination
                  ------------------------

                  (a) In the event of a termination of this Agreement by Sardas or termination by the Company for "Cause" prior to January 12, 1998, Sardas shall receive no severance pay or additional compensation other than the fixed compensation and benefits earned and accrued as of such termination date pursuant to Paragraphs 4 and 5 herein. For the purposes of this Agreement, the Company shall have "Cause" to terminate employment hereunder only (i) if termination shall have been the result of an act or acts of dishonesty by Sardas constituting a felony and resulting or intended to result directly or indirectly in substantial gain or personal enrichment at the expense of the Company; or (ii) upon the willful and continued failure by Sardas substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness) after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that Sardas has not substantially performed his duties, and such failure results in demonstrably material injury to the Company. Sardas's employment shall in no event be considered to have been terminated by the Company for Cause if such termination took place as the result of
         (i) bad judgment or negligence, or (ii) any act or omission without intent of gaining therefrom directly or indirectly a profit to which Sardas was not legally entitled, or (iii) any act or omission believed in good faith to have been in or not opposed to the interest of the Company, or (iv) any act or omission in respect of which a determination is made that Sardas met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the by-laws of the Company or the laws of the State of Delaware, in each case as in effect at the time of such act or omission. Sardas shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Sardas and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Sardas was guilty of conduct set forth above in clauses (i) or
         (ii) of the second sentence of this paragraph and specifying the particulars thereof in detail.

                  (b) In the event of a termination by the Company without Cause at any time after the date of execution hereof (even if prior to January 13, 1996) and prior to January 12, 1998, the Company shall pay to Sardas his base salary at the rates provided for in this Agreement (or such higher rate as may have been provided for by the Board during the term of this Agreement pursuant to Section 4(a) hereof) for the remainder of the term of this Agreement and any bonus due under Section 4(b) hereof.

                  (c) In the event of death or permanent disability during the term of this Agreement, this Agreement shall terminate and Sardas (or his estate or personal or legal representative) shall receive no severance pay or additional compensation other than the fixed compensation and benefits earned and accrued as of the date of such death or termination for permanent disability, including any bonus due under Paragraph 4(b) hereunder. For purposes of this Agreement, termination for permanent disability shall occur on such date and in such circumstance that, as a result of his incapacity due to physical or mental illness, Sardas were to have been absent from his duty with the Company on a full-time basis for a period of six (6) consecutive months, provided that the Company had given Sardas thirty (30) days written notice of potential termination, and within said thirty (30) day period after written notice of termination had been given, Sardas had not returned to the full-time performance of his duties.

         7.       Existing Options
                  ----------------

                  (a) Pursuant to that certain Non-Statutory Stock Option Agreement dated September 1, 1992 between the Company and Sardas, Sardas was granted the option to purchase 1,764,706 shares (the "1992 Option Shares") of the Company's common stock, subject to the terms and conditions set forth therein.

                  (b) (i) Until January 13, 1998 (even if prior thereto Sardas shall have terminated this Agreement), Sardas, or his estate, as the case may be, shall have the right to sell to the Company, and the Company shall be required to purchase from Sardas for cash, the following amounts of 1992 Option Shares on each of the indicated dates (individually, an "Option Purchase Date" and collectively, the "Option Purchase Dates"):

         Option Purchase Date                                         Number of 1992 Option Shares
         --------------------                                         ----------------------------
         February 7, 1996                                                          352,942
         July 13, 1996                                                             352,941
         January 13, 1997                                                          352,941
         July 13, 1997                                                             352,941
         January 13, 1998                                                          352,941

                  (b) (ii) In order to exercise such right, Sardas must deliver to the Company no later than five (5) business days prior to the relevant Option Purchase Date a notice stating that he is exercising his right pursuant to this Section 7(b) of this Agreement and setting forth the number of 1992 Option Shares as to which such right was being exercised (e.g. no Option Shares or one or two full installments as applicable pursuant to the provisions of this Agreement). The purchase price for each of the 1992 Option Shares so purchased shall be the Fair Market Value for the Company's common stock on the Option Purchase Date. For purposes of this Section 7, the "Fair Market Value" for the Company's common stock on the Option Purchase Date shall mean the average closing price (or, as to any such day on which no sales of the Company's common stock shall have taken place, then as to such day, the average of the last reported closing bid and asked prices) of the Company's common stock on the principal stock exchange on which the Company's common stock is then traded (or if the Company's common stock is not then listed on any such exchange, then on the over-the-counter market) during the period comprising the ten consecutive trading days immediately preceding the fifth business day immediately preceding the relevant Option Purchase Date, as such prices are reported in The Wall Street Journal, or if not so published in such newspaper, in any other newspaper of general circulation selected by the Company and reasonably acceptable to Sardas.

         (b) (iii) Unless Sardas previously shall have been terminated for Cause or has terminated this Agreement prior to the expiration of its term, Sardas may, at his option, delay the exercise of his right pursuant to
         Section 7(b)(i) as to the indicated number of 1992 Option Shares until the next succeeding Option Purchase Date. If at that next succeeding Option Purchase Date, Sardas does not exercise his right as to the delayed 1992 Option Shares, then his rights pursuant to this Section 7 as to those delayed 1992 Option Shares shall cease.

                  (c) If this Agreement is terminated due to the death or permanent disability of Sardas, then Sardas (or the estate or personal or legal representative of Sardas, as the case may be) shall have the right, exercisable by written notice delivered to the Company within thirty (30) days following such death or disability to sell to the Company, and the Company shall be required to purchase for cash, all of the 1992 Option Shares at a purchase price equal to the Fair Market Value for the Company's common stock on the date of such death or permanent disability, calculated as if such date was an Option Purchase Date. Such purchase shall occur within forty-five (45) days following receipt by the Company of the written notice referred to in the immediately preceding sentence.

                  (d) If this Agreement is terminated by the Company other than for Cause at any time after the date of execution hereof (even if prior to January 13, 1996) and prior to January 12, 1998, then, in such event, Sardas shall have the right, exercisable by written notice to the Company delivered within fifteen (15) days following such termination, to sell to the Company, and the Company shall be required to purchase from Sardas for cash, all, but not less than all, of the then remaining 1992 Option Shares. Such purchase shall occur within forty-five (45) days following the receipt by the Company of the written notice referred to in the immediately preceding sentence. The purchase price for each share purchased pursuant to this Section 7(d) shall be the Fair Market Value for the Company's common stock on the date of such termination calculated as if such date was an Option Purchase Date.

                  (e) If this Agreement is terminated by the Company other than for Cause or by reason of Sardas' death or permanent disability, and Sardas does not exercise the right set forth in Sections 7(c) or 7(d) above, as applicable, then, in such event, Sardas shall have the right, exercisable on the Option Purchase Date immediately following such termination, to specify in his notice to the Company pursuant to
         Section 7(b)(ii) above that the number of 1992 Option

         Shares as to which such right was being exercised is all, but not less than all, of the then remaining 1992 Option Shares and such purchase shall occur within forty-five (45) days following the receipt by the Company of such written notice.

                  (f) If this Agreement is terminated by the Company other than for Cause or is terminated by reason of Sardas' death or permanent disability, and Sardas does not exercise either the right set forth in Sections 7(c), 7(d) or 7(e) above, as applicable, then, in such event, the provisions set forth in Section 7(b) shall continue as set forth therein.

                  (g) If this Agreement is terminated by the Company for Cause, then, in such event, the Company shall have the right, exercisable by written notice to Sardas delivered within fifteen (15) days following such termination, to purchase from Sardas for cash, and Sardas, subject to the next sentence of this paragraph, shall be required to sell to the Company, all, but not less than all, of the then remaining 1992 Option Shares. Such purchase shall occur within forty-five (45) days following the delivery to Sardas of the written notice referred to in the immediately preceding sentence, unless within fifteen (15) days after such notice Mr. Sardas, by written notice to the Company, declines to tender his 1992 Option Shares. In such event, all of the Company's obligations hereunder to repurchase the 1992 Option Shares shall terminate except only for those obligations that shall have arisen prior to such termination of employment. The purchase price for each share purchased pursuant to this Section 7(g) shall be the Fair Market Value for the Company's common stock on the date of such termination calculated as if such date was an Option Purchase Date.

         8.       New Option
                  ----------

         Effective immediately under entering into this Employment Agreement, the Company and Sardas shall enter into a certain Stock Option Agreement, substantially in the form of Exhibit A hereto, granting to Sardas the option to purchase up to 200,000 shares of the Company's common stock, on the terms and conditions as set forth therein. Such option shall be granted under the Plan (as defined in the Stock Option Agreement) and subject to stockholder approval of the Plan.

         9.       Business Expenses
                  -----------------

         The Company shall reimburse Sardas for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement. Sardas shall present to the Company from time to time itemized accounts of such expenses in the usual form required by the Company.

         10.      Indemnification
                  ---------------

         Sardas shall be covered by the Company's indemnification policies for Directors and Officers and shall be offered an indemnification agreement in the form as may from time to time be in effect with other Directors and Officers of the Company.

         11.      Confidentiality
                  ---------------

         Sardas agrees to be bound by the Company's confidentiality policy.

         12.      Arbitration
                  -----------

         Any controversy or claim arising out of, or relating to, this Agreement or the breach thereof shall be settled by a three-member arbitration panel (one member selected by the Company, one member by Sardas and one member selected by the other two members, or if not by a court of competent jurisdiction), in accordance with the governing rules of the

American Arbitration Association. Judgment upon the award rendered shall be final and may be entered in any court of competent jurisdiction in Cleveland, Ohio.

         13.      Successors; Binding Agreement
                  -----------------------------

         This Agreement and all rights of Sardas hereunder shall inure to the benefit of, and be enforceable by Sardas's personal or legal representatives.

         14.      Modifications and Waivers
                  -------------------------

         No provisions of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board and is agreed to in writing, signed by Sardas and by another executive officer of the Company. No waiver by either party hereto of any breach by the other party hereto or any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         15.      Entire Agreement
                  ----------------

         This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either party other than those contained herein.

         16.      Governing Law
                  -------------

         The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio.

         17.      Invalidity
                  ----------

         The invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

         IN WITNESS WHEREOF the parties have executed this Agreement as amended as of the dates indicated above.

                                  SUDBURY, INC.

                                  By:  /s/ Mark E. Brody, Vice President
                                     ----------------------------------------
                                           Mark E. Brody, Vice President and
                                             Chief Financial Officer

                                  And: /s/ Thomas F. Slater
                                      ---------------------------------------
                                           Thomas F. Slater, Chairman
                                             Compensation Committee of the
                                             Board of Directors

                                       /s/ Jacques R. Sardas
                                      ---------------------------------------
                                           Jacques R. Sardas, Individually

                                   EXHIBIT A
                                   ---------

               SUDBURY, INC. NON-QUALIFIED STOCK OPTION AGREEMENT
               --------------------------------------------------


         This Agreement, dated this 28th day of July, 1995, by and between Sudbury, Inc., a Delaware corporation with an office at 30100 Chagrin Blvd., Suite 203, Pepper Pike, Ohio 44124 (the "Company") and Jacques R. Sardas (the "Employee"), a full-time employee of the Company or one of its subsidiaries.

         SECTION 1. Under the provisions of the Company's 1995 Stock Option Plan (the "Plan"), the Company hereby grants to the Employee the option of purchasing an aggregate of 200,000 shares of common stock, par value $.01, of the Company ("Shares") at the price of $________ per share [market price], subject to the terms and conditions as hereinafter set forth.

         SECTION 2. Notwithstanding any other provisions herein, this option shall expire no later than five (5) years from the date of this Agreement.

         SECTION 3. The option granted pursuant to this Agreement shall vest on the following schedule:

                  (a) options to purchase 100,000 Shares on January 13, 1996;
         and

                  (b) options to purchase an additional 100,000 Shares on January 13, 1997.

         SECTION 4. This option is not transferable by the Employee other than
(a) by will or by the laws of descent and distribution, and is exercisable, during the lifetime of the Employee, only by him or her, or in the event of death, his or her estate, or in the event of disability, his or her personal representative, or (b) pursuant to a qualified domestic relations order, as defined in the 1986 Internal Revenue Code, as amended (the "Code") or Title 1 of the Employee Retirement Income Security Act of 1974, as amended. Except as otherwise provided in Sections 5, 6, and 9, this option can be exercised only if the Employee has remained in the employ of the Company continuously from the date this option is granted.

         SECTION 5. In the event of termination of employment of the Employee for any reason other than death, permanent disability (as defined in that certain Employment Agreement between the Company and the Employee of even date herewith (the "Employment Agreement")) or for Cause (as defined in the Employment Agreement), then (a) the Employee, at any time within the three-month period following such termination of employment (but within the term specified in Section 2), may exercise the option rights or any unexercised portion thereof to the extent such rights were otherwise exercisable by the Employee at the date of termination of employment, and (b) the portion of the option not vested as of the date of Employee's termination of employment shall automatically vest as of the date of such termination. If, however, the Employee is terminated from employment for Cause (as defined in the Employment Agreement), all option rights, heretofore unexercised, shall expire.

         SECTION 6. If the Employee shall die or become permanently disabled (as defined in the Employment Agreement) while in the employ of the Company or within the three-year period after termination of employment with the Company, (a) the option rights or any unexercised portion thereof may be exercised within the one-year period after the Employee's death or permanent disability (but within the term specified in Section 2), by the person entitled by will or the applicable laws of descent and distribution to the extent that the Employee was entitled to exercise the same at the date of his or her death, and (b) the portion of the option that has not vested as of the earlier of the Employee's (i) death or permanent disability, as the case may be, or (ii) termination shall automatically expire.

         SECTION 7. Nothing herein contained shall confer upon the Employee any right to continue in the employ of the Company, or limit or restrict any right which the Company would otherwise have to terminate the employment of the Employee with or without cause or to adjust his or her compensation.

         SECTION 8. Subject to the provisions of Section 9(a) of this Agreement, in the event that, during the term hereof and while the option as to any of the Shares covered hereby shall remain unexercised, the number of Shares subject to the Plan and to options granted under the Plan shall be adjusted as follows: (a) in the event that all of the outstanding Shares are changed by any stock dividend, stock split or recapitalization or in the event that extraordinary cash or non-cash dividends are declared with respect to the Shares, the number of Shares subject to the Plan and to options granted hereunder shall be equitably adjusted; (b) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted, on an equitable basis as determined by the Compensation Committee of the Board of Directors (the "Committee"), for each Share then subject to the Plan, whether or not at the time subject to outstanding options, the number and kind of Shares or other securities to which the holders of Shares of the Company will be entitled pursuant to the transaction; and (c) subject to the provisions of Section 9(b) of this Agreement in the event of any other relevant change in the capitalization of the Company, the Committee shall provide for an equitable adjustment In the number of Shares then subject to the Plan, whether or not then subject to outstanding options.

In the event of any such adjustment the purchase price per Share shall be equitably adjusted. Any such adjustment or substitution may provide for the elimination of any fractional Share which might otherwise become subject to an option. The adjustment and manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion.

         SECTION 9.

                  (a) If the Company shall liquidate or dissolve, or shall be a party to a merger or consolidation or other business combination with respect to which it shall not be the surviving corporation, the Company shall give written notice thereof to the Employee at least thirty days prior thereto, and notwithstanding the provisions of Section 3, the Employee shall have the right within said thirty-day period (but within the term specified in Section 2) to exercise this option in full to the extent not previously exercised. To the extent that this option shall not have been exercised on or prior to the effective date of such liquidation, dissolution, merger or consolidation, it shall terminate on said date, unless it is assumed by another corporation.

                  (b) Notwithstanding the provisions of Section 3, the option granted hereby shall become exercisable in full if and when any corporation, partnership, joint venture, person, or a group acting together ("Acquiring Entity") for a similar purpose shall directly or indirectly acquire or announce an intent to directly or indirectly acquire control of the Company or any successor or assignee of the Company for purposes of this Section, control shall mean the acquisition of, or the formation of a group whose members beneficially own shares of the Company, which after giving effect thereto, shall permit the Acquiring Entity to vote 45% or more of the aggregate voting power, as measured by all Shares then outstanding, in the election of directors of the Company.

         SECTION 10. This option shall be exercised by delivering to the Company at the office of its Secretary (a) a written notice, signed by the person entitled to exercise the option, stating the number of Shares to be purchased hereunder, (b) payment in an amount equal to the full purchase price of the Shares to be purchased, and (c) in the event the option is exercised by a person other than the Employee, evidence satisfactory to the Company that such person has the right to exercise the option. Payment may be made, at the election of the Employee (a) in cash (including check, bank draft, money order, or wire transfer), (b) by delivering, in transferable form, that number of Shares which, on the business day preceding the date of exercise, has an aggregate fair market value equal to such purchase price, or (c) a combination of the foregoing. The fair market value of the Shares shall be deemed to be (a) the closing price of the Shares on the principal stock exchange on which the Shares are then traded on the last business day preceding the date of exercise of the option, or (b) if no sales take place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on the principal stock exchange on which the Shares are then traded, or (c) if the Shares are not listed on any such exchange, the average of the last reported closing bid and asked prices on the over-the-counter market on the day preceding the date of exercise of the option. The National Association of Securities Dealers Market System shall be deemed a principal stock exchange. The Employee shall also pay, within the time period specified by the Company, any amounts required to be withheld for federal, state, or local tax purposes as a result of the exercise of the options. Upon due exercise of the option, the Company shall issue in the name of the person exercising the option and deliver to such person one or more certificates for the shares in respect of which the option shall have been exercised. No holder of this option shall have any rights as a stockholder in respect of any Shares as to which the option shall not have been duly exercised and no rights as a shareholder shall arise in respect of any Shares as to which the option shall have been duly exercised until and except to the extent that a certificate or certificates for such Shares shall have been issued.

         SECTION 11. This option shall not be exercisable if such exercise would violate:

                  (a) Any applicable state securities law;

                  (b) Any applicable registration or other requirements under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the listing requirements of any stock exchange; or

                  (c) Any applicable legal requirement of any other governmental authority.

The Company agrees to make reasonable efforts to comply with the foregoing laws and requirements so as to permit the exercise of this option. Furthermore, if a Registration Statement with respect to the Shares to be issued upon the exercise of this option is not in effect or if counsel for the Company deems it necessary or desirable in order to avoid possible violation of the Securities Act of 1933, as amended (the "Act"), the Company may require, as a condition to its issuance and delivery of certificates for the Shares, the delivery to the Company of a commitment in writing by the person exercising the option that at the time of such exercise it is his or her intention to acquire such Shares for his or her own account for investment only and not with a view to, or for resale in connection with, the distribution thereof; that such person understands the Shares may be "restricted securities" as defined in Rule 144 of the Securities and Exchange Commission; and that any resale, transfer or other disposition of said Shares will be accomplished only in compliance with Rule 144, of the Act, or the other Rules and Regulations thereunder. The Company may place on the certificates evidencing such shares an appropriate legend reflecting the aforesaid commitment and may refuse to permit transfer of such certificates until it has been furnished evidence satisfactory to it that no violation of the Act or the Rules and Regulations thereunder would be involved in such transfer.

         SECTION 12. References herein to the Company shall include all parents and subsidiaries of the Company, and shall be determined consistently with the definitions of parent and subsidiary in the Code and all relevant Treasury Department Regulations.

         SECTION 13. This option is a non-qualified stock option within the meaning of Section 422 of the Code and shall not be treated or interpreted for federal income tax purposes as an Incentive stock option as defined in the Code.

         SECTION 14. The Committee shall have authority, subject to the express provisions of the plan, to construe and interpret this Agreement and the Plan, to establish, and to make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. All determinations of the Committee shall be final and binding upon all persons. The Board of Directors may at any time or from time to time grant to the Committee such further powers and authority as the Board shall determine to be necessary or desirable.


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



         SECTION 15. All of the provisions of the Plan are incorporated herein by reference and are made a part of this Agreement. To the extent any conflict shall arise between this Agreement and the terms of the Plan, the Plan shall control.

         SECTION 16. This Agreement shall be governed by the laws of the state of Delaware.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the day and year first written above.

                                    SUDBURY, INC.


                                    By: /s/ Mark E. Brody, Vice President
                                        ______________________________________




                                    EMPLOYEE


                                    /s/ Jacques R. Sardas
                                    _________________________________________
                                    Jacques R. Sardas





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